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November 13, 2000

                                                                     EXHIBIT 5.1


Board of Directors
NCS HealthCare, Inc.
3201 Enterprise Parkway, Suite 220
Beachwood, Ohio 44122

         Re:      Registration Statement on Form S-8

Gentlemen:

         It is our understanding that NCS HealthCare, Inc., a Delaware corporation ("NCS HealthCare"), intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, a Registration Statement on Form S-8 ("Registration Statement"), which Registration Statement relates to 1,050,000 shares of Class A common stock, par value $.01 per share, of NCS HealthCare ("Common Stock"). The Registration Statement relates to 1,050,000 shares of common stock, some of which have already been issued pursuant to the NCS HealthCare Employee Savings Plan and Trust (the "Plan"), and some of which are to be issued pursuant to the Plan.

         We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of NCS HealthCare, all such agreements, certificates of officers of NCS HealthCare and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinion expressed in this letter.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         We have investigated such questions of law for the purpose of rendering the opinions in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the Delaware General Corporation Law.

         This opinion is being rendered to you as of today. The opinion expressed herein assumes that there is no change in the facts, circumstances and law in effect on the date of this opinion, particularly as it relates to corporate authority and NCS HealthCare's good standing under Delaware law. We have assumed that NCS HealthCare will remain in good standing as a Delaware corporation at all times when shares of Common Stock are sold pursuant to the Plan.

         On the basis of the foregoing, we are of the opinion that the Common Stock which has been issued pursuant to the Plan is legally issued, fully paid and nonassessable, and the remainder of the 1,050,000 shares of Common Stocks, when and if issued and paid for in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.


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Board of Directors
NCS HealthCare, Inc.
Page 2
November 13, 2000



         The opinion in this letter is rendered only to NCS HealthCare in connection with the filing of the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. The opinion may not be relied upon by NCS HealthCare for any other purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

                                        Very truly yours,



                                        BENESCH, FRIEDLANDER,
                                        COPLAN & ARONOFF LLP